Exhibit 99.1

News Release
Torchmark Corporation	• 3700 S. Stonebridge Drive	• McKinney, Texas 75070

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END 2007 RESULTS

McKinney, TX, February 6, 2008–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2007, net income was $1.41 per share compared with $1.43 per share for the year-ago quarter. Net operating income for the quarter was $1.41 per share, an 8% per share increase compared with $1.31 per share for the year-ago quarter.

Net income for the year ended December 31, 2007, was $5.50 per share compared with $5.13 per share for the year-ago period. Net operating income for the year ended December 31, 2007, was $5.45 per share, a 9% per share increase compared with $4.99 per share for the year-ago period.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY:

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended Dec. 31,		%	Quarter Ended Dec. 31,		%
	2007	2006	Chg.	2007	2006	Chg.
Insurance underwriting income*	$1.33	$1.22	9	$124.8	$122.1	2
Excess investment income*	.86	.80	8	80.0	80.2	—
Parent company expense	(.04)	(.01)		(3.4)	(1.5)
Income tax	(.73)	(.69)	6	(68.0)	(69.2)	(2)
Stock option expense, net of tax	(.01)	(.01)		(1.2)	(1.0)

Net operating income	$1.41	$1.31	8	$132.2	$130.6	1

Reconciling items, net of tax:
Gain on sale of agency buildings	—	.03		.2	2.8
Realized gains (losses) on investments	(.04)	(.03)		(3.8)	(3.3)
Medicare Part D adjustment	.03	.02		3.3	1.7
Tax settlements, net of tax	.01	.07		0.5	7.4
Net proceeds (cost) from legal settlements	—	.03		—	3.3

Net income	$1.41	$1.43		$132.3	$142.4

Weighted average diluted shares outstanding (000)	93,543	99,786

	Per Share Year Ended Dec. 31,		%	Year Ended Dec. 31,		%
	2007	2006	Chg.	2007	2006	Chg.

Insurance underwriting income*	$5.05	$4.60	10	$484.4	$464.7	4
Excess investment income*	3.38	3.15	7	323.8	318.8	2
Parent company expense	(.10)	(.08)		(9.8)	(7.9)
Income tax	(2.83)	(2.64)	7	(271.0)	(267.0)	1
Stock option expense, net of tax	(.05)	(.04)		(5.3)	(4.3)

Net operating income	$5.45	$4.99	9	$522.1	$504.4	4

Reconciling items, net of tax:
Gain on sale of agency buildings	.03	.03		2.8	2.8
Realized gains (losses):
Investments	.02	(.05)		1.8	(4.6)
Valuation of interest rate swaps	—	(.03)		—	(3.0)
Tax settlements	.01	.11		1.1	11.6
Net proceeds (cost) from legal settlements	—	.07		(.3)	7.4

Net income	$5.50	$5.13		$527.5	$518.6

Weighted average diluted shares outstanding (000)	95,846	101,112

*	See definitions in the discussions below and in the Torchmark 2006 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the fourth quarter 2007 with fourth quarter 2006:

Life insurance accounted for 67% of the Company’s insurance underwriting margin for the quarter and 56% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 28% of Torchmark’s insurance underwriting margin for the quarter and 36% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 7% of total premium revenue.

Net sales were $136 million compared with $134 million for the year-ago quarter with the three leading life distribution channels having double-digit life sales growth. However, health sales fell double-digit at the leading health distribution channel.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter ended Dec. 31, 2007	Quarter ended Dec. 31, 2006	% Change
Life Insurance	$393.5	$381.3	3
Health insurance – excluding Medicare Part D	252.5	258.3	(2)
Health – Medicare Part D	52.2	56.6	(8)
Annuity	5.2	5.7	(10)

Total	$703.4	$701.9	—

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2007	% of Premium	Quarter Ended Dec. 31, 2006	% of Premium	% Chg.
Insurance underwriting margins:
Life	$108.4	28	$102.4	27	6
Health	46.0	18	45.6	18	1
Health – Medicare Part D	6.7	13	8.5	15	(21)
Annuity	1.6		2.9

	$162.6		$159.4
Other income	1.1		.8
Administrative expenses	(38.9)		(38.1)		2

Insurance underwriting income	$124.8		$122.1		2
Per share	$1.33		$1.22		9

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total premium revenue ($132 million) and underwriting margin ($42 million) and second leading contributor of life premium. AIL’s life insurance underwriting margin of $35 million was up 14%. As a percentage of life premium, underwriting margin was 31%, up from 30% and the highest of the major life distribution channels. Life premiums of $114 million grew 8% compared with the year-ago quarter. Net life sales were $24 million for the quarter, up 15%. The number of AIL producing agents grew 8% to 2,545 compared with the year-ago quarter, but was down compared to the count of 2,616 at September 30, 2007.

Direct Response was Torchmark’s second leading contributor to total premium revenue ($131 million) and total underwriting margin ($31 million). Life premiums of $120 million were up 6%, and the life underwriting margin of $29 million was up 8%. As a percentage of life premium, its life underwriting margin was 24%, the same as a year ago. Net life sales of $29 million increased 12% from the year-ago quarter.

LNL Agency was Torchmark’s third leading contributor to total premium revenue ($107 million), including $72 million from life insurance which was down 2%. LNL’s total underwriting margin was $29 million, up 3% from the year-ago quarter; however, LNL’s life underwriting margin of $21 million was down 1% from the year-ago quarter. As a percentage of life premium, the life underwriting margin was 29%, up from 28% a year ago. Net life sales of $10 million were up 12% from the year-ago quarter. Producing agents grew to 2,060, up 49% from a year ago and 22% during the quarter.

UA Branch Office Agency is the leading distribution channel in terms of health premium ($96 million), up 3%, with a health underwriting margin of $14 million, also up 3%. Underwriting margin was 14% of premium, the same as a year-ago. Net health sales fell 18% to $36 million; however, net life sales grew by $1 million, a 158% increase. The number of producing agents at the UA Branch Agency fell 1% to 2,979 compared with the year-ago quarter and was down 11% during the quarter.

UA Independent Agency was Torchmark’s second largest contributor to health premium ($93 million) for the quarter and had a health underwriting margin of $16 million; however, its health premium declined 8% and underwriting margin declined 6%. Health underwriting margin as a percentage of premium remained 17%. Net health sales of $16 million grew 18%.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. Fourth quarter 2007 premium revenue was $52 million for the 2007 plan year compared with $57 million in the year-ago quarter for the 2006 plan year.

	Medicare Part D (dollars in millions)
	Quarter Ended Dec. 31, 2007	% of Premium	Quarter Ended Dec. 31, 2006	% of Premium	% Chg.
Premium	$52.2		$56.6		(8)
Policy obligations	(41.0)	79	(41.9)	74
Fees to PBM	(3.3)	6	(4.5)	8
Net amortization of DAC	(1.2)	2	(1.7)	3

Underwriting margin	$6.7	13	$8.5	15	(21)

	Medicare Part D (dollars in millions)
	Year Ended Dec. 31, 2007	% of Premium	Year Ended Dec. 31, 2006	% of Premium	% Chg.
Premium	$214.6		$212.4		1
Policy obligations	(171.3)	80	(163.5)	77
Fees to PBM	(13.9)	6	(17.0)	8
Net amortization of DAC	(5.3)	2	(6.4)	3

Underwriting margin	$24.2	11	$25.6	12	(5)

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Underwriting margin from the annuity segment was $1.6 million, down 45% from the year-ago quarter. Annuities comprised less than 1% of the Company’s insurance underwriting margin for the quarter.

The effect of redomestication of subsidiaries United American and Globe Life to Nebraska during the quarter was that premium tax expense for Direct Response, UA Branch Office Agency and UA Independent Agency were reduced by a total of $2 million because the lower premium tax rate in the state of domestication results in a lower tax rate in all other states.

Administrative Expenses were $38.9 million, up 2% from the year-ago quarter, but declined slightly for the full year 2007.

INVESTMENTS

Excess Investment Income – comparing the fourth quarter 2007 with the fourth quarter 2006:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended December 31, (dollars in millions, except per share data)
	2007	2006	% Change
Tax equivalent investment income	$163.7	$159.8	2
Tax equivalent adjustment	(1.4)	(.4)

Net investment income	162.4	159.4	2

Required interest:
Interest credited on net policy liabilities	(66.2)	(61.2)	8
Interest on debt	(16.1)	(18.0)	(10)

Total required interest	(82.3)	(79.2)	4

Excess investment income	$80.0	$80.2	—
Per share	$.86	$.80	8

In comparing the components of excess investment income, it should be noted that both net investment income and interest expense were unusually high in fourth quarter of 2006. This occurred because late in the second quarter of 2006, the Company issued $370 million of debt and trust preferred securities to pre-fund the retirement of $330 million of similar securities in the fourth quarter of 2006. As a result, in the fourth quarter of 2006 $3.6 million of interest expense was incurred on the old debt, offset by $3.6 million of investment income earned on the investment of the net proceeds.

In the current year quarter, net investment income increased 2%. Excluding the fourth quarter, 2006 income and assets related to the pre-funding, net investment income was up 4%, lower than the 6% increase in average investment assets at amortized cost due to new investments made at yields lower than the overall portfolio yield. Contributing to the lower yields was the investment of $256 million in municipal bonds in early 2007, which resulted in approximately $1 million less investment income in the current year quarter. The average yield on the municipal bonds is 4.6%, but when adjusted for the related tax benefits, the tax equivalent yield is 6.6%.

Interest credited on net policy liabilities increased 8% in line with a similar increase in the related liabilities. Interest on debt declined 10%. Excluding the expense related to the aforementioned pre-funding, interest expense was up $1.6 million in the current year quarter due to the increase in the average short-term debt outstanding.

Investment Portfolio Composition at December 31, 2007

The market value of Torchmark’s fixed maturity portfolio was $9.2 billion, $103 million lower than amortized cost of $9.3 billion. This net unrealized loss is comprised of $247 million gross unrealized gains, and $350 million gross unrealized losses. At amortized cost and market value, 92% of fixed maturities were rated “investment grade.” The fixed maturity portfolio, which at amortized cost comprised 94% of total invested assets, earned an annual effective yield of 6.97% during the fourth quarter of 2007, down from 7.01% in the year-ago quarter. The investment portfolio contains no sub-prime mortgages or structured securities whose underlying collateral consists of sub-prime mortgages.

Acquisitions of fixed maturity investments during the quarter totaled $348 million at cost, with an average annual effective yield of 7.1%, an average life of 31.7 years and average rating of A-, compared with an average annual effective yield of 6.7%, average life of 22.1 years and average rating of A- in the year-ago quarter.

Realized Capital Losses on Investments – during the quarter ended December 31, 2007

During the quarter, the Company wrote down $4.6 million (after tax) of non-financial institution fixed securities due to impairment losses, which were offset by $0.8 million of net gains from fixed securities and other investments for a net after-tax loss of $3.8 million.

PARENT COMPANY EXPENSES – during the quarter ended December 31, 2007

Parent Company expenses were $3.4 million compared with $1.5 million for the year-ago quarter. The increase includes $1.6 million of expenses related to an unsuccessful acquisition attempt.

SHARE REPURCHASE – during the quarter ended December 31, 2007:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 16,200 shares of Torchmark Corporation common stock. Year-to-date, the Company has repurchased 6.150 million shares at a total cost of $402 million at an average price per share of $65.39.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2008

Torchmark projects that for the year ending December 31, 2008, net operating income per share will range from $5.88 to $5.94.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

Note: Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2006, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2007 earnings release conference call with financial analysts at 10:00 a.m. (Eastern) tomorrow, February 7, 2008. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

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For additional information contact:

Joyce Lane

Vice President, Investor Relations

Torchmark Corporation

3700 South Stonebridge Dr.

P. O. Box 8080

McKinney, Texas 75070-8080

Phone: 972/569-3627

jlane@torchmarkcorp.com

Website: www.torchmarkcorp.com